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                                  Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 10, 1997 (except for Note 17, as to which the date is February 17, 1998), with respect to the consolidated financial statements of Buckeye Technologies Inc. included in the Registration Statement (Form S-4 No.
33-   ) and related prospectus of Buckeye Technologies Inc. for the registration of $150,000,000 8% Senior Subordinated Notes Due 2010.

Our audits also included the financial statement schedules of Buckeye Technologies Inc. listed in Item 21(b). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                              ERNST & YOUNG LLP


Memphis, Tennessee
July 15, 1998